UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                          ImClone Systems Incorporated
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)

                                    45245W109
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                 General Counsel
                  Icahn Associates Corp. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 October 6, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
                                (Amendment No. 7)

CUSIP No. 45245W109

1  NAME OF REPORTING PERSON
     High River Limited Partnership

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
     WC, OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     6,205,134

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     6,205,134

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,205,134

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     7.13%

14 TYPE OF REPORTING PERSON
     PN

                                  SCHEDULE 13D
                                (Amendment No. 7)
CUSIP No. 45245W109

1  NAME OF REPORTING PERSON
     Hopper Investments LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
     AF

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     6,205,134

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     6,205,134

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,205,134

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     7.13%

14 TYPE OF REPORTING PERSON
     OO

                                  SCHEDULE 13D
                                (Amendment No. 7)
CUSIP No. 45245W109

1  NAME OF REPORTING PERSON
     Barberry Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
     WC, OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     900,800

8  SHARED VOTING POWER
     6,205,134

9  SOLE DISPOSITIVE POWER
     900,800

10 SHARED DISPOSITIVE POWER
     6,205,134

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,105,934

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     8.17%

14 TYPE OF REPORTING PERSON
     CO

                                  SCHEDULE 13D
                                (Amendment No. 7)
CUSIP No. 45245W109

1  NAME OF REPORTING PERSON
     Icahn Enterprises Holdings L.P.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
     WC ,OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     4,563,610

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     4,563,610

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,563,610

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.25%

14 TYPE OF REPORTING PERSON
     PN

                                  SCHEDULE 13D
                                (Amendment No. 7)
CUSIP No. 45245W109

1  NAME OF REPORTING PERSON
     Icahn Enterprises G.P., Inc.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
     AF

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     4,563,610

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     4,563,610

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,563,610

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.25%

14 TYPE OF REPORTING PERSON
     CO

                                  SCHEDULE 13D
                                (Amendment No. 7)
CUSIP No. 45245W109

1  NAME OF REPORTING PERSON
     Beckton Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
     AF

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     4,563,610

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     4,563,610

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,563,610

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.25%

14 TYPE OF REPORTING PERSON
     CO

                                  SCHEDULE 13D
                                (Amendment No. 7)
CUSIP No. 45245W109

1  NAME OF REPORTING PERSON
     Gail Golden

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
     PF

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     15,000

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     15,000

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.02%

14 TYPE OF REPORTING PERSON
     IN

                                  SCHEDULE 13D
                                (Amendment No. 7)

CUSIP No. 45245W109

1  NAME OF REPORTING PERSON
     Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
     AF

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     15,644 (See Item 5)

8  SHARED VOTING POWER
     11,669,544 (See Item 5)

9  SOLE DISPOSITIVE POWER
     15,644 (See Item 5)

10 SHARED DISPOSITIVE POWER
     11,669,544 (See Item 5)

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,685,188 (See Item 5)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     /X/

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13.43%

14 TYPE OF REPORTING PERSON
     IN

                                  SCHEDULE 13D
                                (Amendment No. 7)

Item 1. Security and Issuer

     This statement constitutes Amendment No. 7 to the Schedule 13D relating to the Common Shares, $0.001 par value, (the "Shares"), of ImClone Systems Incorporated, a Delaware corporation (the "Issuer"), and amends the Schedule 13D relating to the Shares filed on February 14, 2006, as amended by Amendment No. 1 filed on April 24, 2006, Amendment No. 2 filed on August 14, 2006, Amendment No. 3 filed on August 22, 2006, Amendment No. 4 filed on September 20, 2006 and Amendment No. 5 filed on September 28, 2006, Amendment No. 6 filed on October 25, 2006 (as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5 and Amendment No. 6, the "Original 13D"), on behalf of the Registrants (as defined in the Original 13D). Capitalized terms used herein and not otherwise defined have the respective meanings ascribed thereto in the Original 13D. The address of the principal executive offices of the Issuer is 180 Varick Street, New York, New York 10014.

Item 2. Identity and Background

     All references to American Real Estate Holdings Limited Partnership and American Property Investors Inc. are hereby amended to reflect the changes in name to Icahn Enterprises Holdings L.P. ("IEH") and Icahn Enterprises G.P. Inc., respectively. Icahn Enterprises L.P. ("IEP" f/k/a American Real Estate Partners L.P.) being a limited partner of IEH is not reported as a member of the Icahn Group.

Item 5. Interest in Securities of the Issuer

     Item 5 is hereby amended and restated as follows:

     (a) As of the time of this filing: (i) the Icahn Group may be deemed to beneficially own, in the aggregate, 11,685,188 Shares, (including 15,644 options Mr. Icahn received on September 20, 2006, as payment for outside director fees, as further described on Form 4, filed on September 22, 2006, with the SEC by Mr. Icahn and incorporated by reference hereto) representing approximately 13.43% of the Issuer's outstanding Shares; and (ii) Ms. Golden owns 15,000 Shares representing approximately 0.02% of the Issuer's outstanding Shares in each case (based upon the 86,997,563 Shares stated to be outstanding as of August 1, 2008 by the Issuer in the Issuer's Form 10Q filed with the Securities and Exchange Commission on August 8, 2008).

     (b) Each of Barberry and Hopper by virtue of their relationship to High River (as disclosed in Item 2), may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) the 6,205,134 Shares which High River owns. Each of Barberry and Hopper disclaims beneficial ownership of such Shares for all other purposes. Mr. Icahn by virtue of his relationship to Barberry, Hopper and High River (as disclosed in Item 2), may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) the 900,800 Shares which Barberry owns and the 6,205,134 Shares which High River owns. Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Mr. Icahn by virtue of his relationship to Ms. Golden (as disclosed in Item 2), may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) the 15,000 Shares which Ms. Golden owns. Mr. Icahn disclaims beneficial ownership of such Shares for all purposes.

     Each of Mr. Icahn, Beckton and IEGP, by virtue of their relationship to IEH (as disclosed in Item 2) may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) the 4,563,610 Shares that IEH owns. Each of Mr. Icahn, Beckton and IEGP disclaim beneficial ownership of such Shares for all other purposes.

Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer

     Item 6 is hereby amended to add the following:

     On October 5, 2008, High River and Barberry entered into the attached Tender and Support Agreement with Eli Lilly and Company ("Lilly"), in inducement of the Merger Agreement between Lilly, Alaska Acquisition Corporation, and the Issuer, the terms of which are herein incorporated by reference.

Item 7. Material to be Filed as Exhibits

     Item 7 is hereby amended to add the following:

     1.   Tender and Support Agreement

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 6, 2008



/s/ Carl C. Icahn
-----------------
CARL C. ICAHN



          [Signature Page of Schedule 13D Amendment No. 7 Re: ImClone]

Dated: October 6, 2008



/s/ Gail Golden
---------------
GAIL GOLDEN



          [Signature Page of Schedule 13D Amendment No. 7 Re: Imclone]

ICAHN ENTERPRISES HOLDINGS L.P.
By:  Icahn Enterprises G.P., Inc., general partner


  By:  /s/ Keith Meister
       -----------------
       Name:  Keith Meister
       Title: Vice Chairman


ICAHN ENTERPRISES G.P., INC.


By:  /s/ Keith Meister
     -----------------
     Name:  Keith Meister
     Title: Vice Chairman


BECKTON CORP.


By:  /s/ Keith Cozza
     ---------------
     Name:  Keith Cozza
     Title: Secretary


BARBERRY CORP.


By:  /s/ Keith Cozza
     ---------------
     Name: Keith Cozza
     Title:   Secretary


HOPPER INVESTMENTS LLC
By:  Barberry Corp., sole member


  By:  /s/ Keith Cozza
       ---------------
       Name:  Keith Cozza
       Title: Secretary


          [Signature Page of Schedule 13D Amendment No. 7 Re: ImClone]

HIGH RIVER LIMITED PARTNERSHIP
By:  Hopper Investments LLC, general partner
  By:  Barberry Corp., sole member


    By:  /s/ Keith Cozza
         ---------------
         Name:  Keith Cozza
         Title: Secretary



          [Signature Page of Schedule 13D Amendment No. 7 Re: ImClone]